                                                                    Exhibit 9(g)


(Janus letterhead)







July 30, 2004

Janus Adviser Series
151 Detroit Street
Denver, Colorado 80206-4928

Re: Public Offering of Janus Adviser Class A Shares and Class R Shares of Balanced Fund, Capital Appreciation Fund, Core Equity Fund, Flexible Income Fund, Foreign Stock Fund, Growth and Income Fund, Growth Fund, International Growth Fund, Mid Cap Growth Fund, Mid Cap Value Fund, Risk-Managed Core Fund, Risk-Managed Growth Fund, Small Company Value Fund, and Worldwide Fund; and Class A Shares of Money Market Fund

Gentlemen:

I have acted as Vice President and General Counsel for Janus Adviser Series, a Delaware business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of shares of beneficial interest, $0.001 par value of the Class A Shares and Class R Shares (the "Shares"), as separate classes of shares of the above-referenced series of the Trust.

I have examined the Trust's Agreement and Declaration of Trust and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,


/s/ Kelley Abbott Howes
Kelley Abbott Howes
Vice President and General Counsel